                                                                   Exhibit 10.34

                                      MCI

                            MCI(R) SERVICE AGREEMENT

MCI WORLDCOM COMMUNICATIONS, INC.
2001 LOUDOUN COUNTY PARKWAY
ASHBURN, VA 20147

BY: /s/ Nancy B. Gofus
    -----------------------------------
Name: Nancy B. Gofus
Title: SVP, Product Management
Date: 9/10/04

INSURANCE AUTO AUCTIONS INC.

TWO WESTBROOK CORPORATE CENTER, SUITE 500

WESTCHESTER, IL 60154
BY: /s/John R. Nordin
   -------------------------------------
Name: John R. Nordin
Title: V. P. And CIO
Date: 9/2/04

                                       BY

ACCEPTANCE DEADLINE. This Agreement is binding upon execution by both parties. Acceptance of this Agreement by MCI is subject to Customer meeting MCl's standard credit terms and conditions, which may be based on commercially available credit reviews and to which Customer hereby consents. Customer's failure to sign and return this Agreement on or before SEPTEMBER 3, 2004 may result in its non-acceptance by MCI.

This Agreement for MCI Services, together with any Attachments and Schedules made part hereof ("Agreement"), is made by and between MCI WORLDCOM COMMUNICATIONS, INC. ("MCI"), on behalf of itself and its Affiliates and successors and INSURANCE AUTO AUCTIONS, INC. ("Customer"). MCI or its providing Affiliate will provide to Customer and its Authorized Users (as that term is defined herein) the Services as set forth herein provided that MCI WORLDCOM Communications, Inc, shall be responsible for its providing Affiliate's performance under the Agreement. The rates, discounts, charges and credits set forth herein shall be effective the first day of the second full billing cycle following execution and delivery of this Agreement by Customer to MCI ("Effective Date").

                              TERMS AND CONDITIONS

1. SERVICES. MCI will provide to Customer and its Authorized Users the international, interstate, intrastate and local telecommunications services ("Services") identified in Attachment A to this Agreement. As used herein, the term "Authorized Users" shall mean Customer and any Affiliate taking use of the Services under this Agreement. "Affiliate" means any existing or future entity
(i) that Customer directly or indirectly owns more than 50% of that entity's outstanding ownership interest or (ii) that owns more than 50% of Customer's outstanding ownership interest; or (iii) in which a parent of Customer directly or indirectly owns more than 50% of that entity's outstanding ownership interest Authorized Users may use the Services provided to Customer herein, and this usage will contribute to the "Annual Volume Commitment" as defined in Section 6. Customer will be financially responsible to MCI for all Authorized User charges and all other obligations hereunder.

2. TERM. The 'Term" shall begin on the Effective Date and end upon the completion of 36 months. Upon written notice to MCI thirty (30) days prior to the expiration of the Term, Customer may extend the Term for up to three (3) additional thirty (30) day periods, during which time Customer will receive the rates, discounts, charges and credits set forth herein and in each month of the extension, Customer will be required to meet or exceed 1/12*1 of the AVC which is in effect at the termination or expiration of the Agreement.

3. TARIFF AND GUIDE. MCl's provision of Services to Customer will be governed by MCl's international, interstate and state tariffs (Tariff(s)(H) and this Agreement as supplemented by MCl's "Service Publication and Price Guide" ("Guide"). This Agreement incorporates by reference the terms of each applicable Tariff and the Guide. The Guide is available to Customer on MCl's Internet website (www.mci.com) ("Website"). MCI may modify the Guide from time to time, and any modification will be binding upon Customer. Except for new services, service features, service options or service promotions, which will become effective immediately upon their posting in the Guide on the Website, any modification made to the Guide will become effective beginning on the first day of the next calendar month following its posting on the Website or, thereafter, on the first day of the next service billing cycle whenever adjustments are made to rates or charges, provided that no modification shall become effective and binding on Customer until it has been posted in the Guide for at least fifteen
(15) calendar days. The contractual relationship between MCI and Customer shall be governed by the following order of precedence: (i) the Tariffs to the extent applicable, (ii) the provisions of this Agreement; and (iii) the Guide. MCI shall include in its Tariffs any necessary terms and conditions of this Agreement that under applicable law must be included therein for this Agreement to be fully enforceable according to its terms, including but not limited to pricing and terms of Services provided to Customer under this Agreement.

4. CHANGES TO THE GUIDE. If MCI makes any changes to the Guide that affect Customer in a material and adverse manner, Customer, as its sole remedy, may discontinue the affected Service without liability by providing MCI with written notice of discontinuance within sixty (60) days of the date of Customer's actual or constructive knowledge of such change, provided that constructive knowledge shall not be deemed to include the mere posting of the change to an MCI website. Customer shall pay all charges incurred up to the time of Service discontinuance. MCI may avoid Service discontinuance if, within sixty (60) days of receipt of Customer's written notice, it agrees to amend this Agreement to eliminate the applicability of the material and adverse change. If a Service is discontinued

EVG/IAA MSA/9/1/2004                                           MCI CONFIDENTIAL

                                                                   Exhibit 10.34

                                       MCI

hereunder, Customer's AVC will be reduced, as appropriate, to accommodate the discontinuance. A "material and adverse change" shall not include, nor be interpreted to include, (i) the introduction of a new service or any new service feature associated with an existing service, including all terms, conditions and prices relating thereto (provided that Customer is not required to obtain the new service or new feature), or (ii) the imposition of or changes to Governmental Charges (defined below).

5. RATES and Charges. Customer agrees to pay the rates and charges specified in this Agreement. In the event (i) Customer orders and receives any services that are not the subject of rates, charges and discounts expressly set forth in this Agreement, or (ii) Customer purchases any services after the expiration of the Term, Customer shall pay MCl's standard rates for those services, as set forth in the Guide (or Tariffs, if applicable). As used in this Agreement in connection with rates and charges, "standard" refers to rates and charges for MCI Business Services I ("MBSI") where applicable. Except where explicitly stated otherwise for a particular service, (a) all rates and charges which are designated as fixed in this Agreement are fixed for the Term and all other rates are subject to change; (b) all discount percentages set forth in this Agreement are fixed for the Term, (c) Customer will not be eligible to receive any other additional discounts, promotions and/or credits (Tariffed or otherwise) unless the parties agree otherwise via a written amendment to this Agreement, and (c) the rates and charges set forth in this Agreement do not include (without limitation) charges for all possible non-recurring charges, access service, local exchange service, access/egress (or related) charges imposed by a third party other than MCI or an MCI affiliate, on-site installation, Governmental Charges (defined below), network application fees, customer premises equipment or extended wiring to or at Customer premises.

6. Minimum Annual Volume Commitment ("AVC"). Customer agrees to pay MCI no less than the following amounts in Total Service Charges (as hereinafter defined) during each Contract Year (each, the "AVC"):

Contract Year 1: $1,500,000

Contract Year 2: $1,600,000

Contract Year 3: $1,700,000

A "Contract Year" shall mean each consecutive twelve-month period of the Term commencing on the Effective Date. "Total Service Charges" shall mean all charges, after application of all discounts and credits, incurred by Customer for Services provided under this Agreement, specifically excluding: (a) Taxes, as that term is defined in section 9 below; (b) charges for equipment rental or equipment purchase; (c) charges incurred for third party goods or services where MCI or MCI affiliate acts as agent for Customer in its acquisition of goods or services from third parties and such acquisition is approved by Customer prior to acquisition taking place; (d) non-recurring charges; (e) Governmental Charges (defined below); and (f) international pass-through access charges (i.e., Type 3/PTT) and charges for international access provided by MCI (i.e., Type 1); and
(g) other charges expressly excluded by this Agreement or any subsequent amendment hereto which is mutually agreed to by the parties. Any early termination charge paid by Customer for early termination of a Service shall contribute to the AVC.

7. Underutilization Charges. If, in any Contract Year during the Term, Customer's Total Service Charges do not meet or exceed the AVC, then Customer shall pay: (a) all accrued but unpaid charges incurred under this Agreement (which shall count toward the Customer's Total Service Charges); and (b) an "Underutilization Charge" in an amount equal to the difference between the AVC and Customer's Total Service Charges during such Contract Year. If in any monthly billing period of the optional 3 month extension after the expiration of the Term Customer's total Service Charges do not meet or exceed 1/12* of the AVC for Contract Year 3, Customer shall pay all accrued but unpaid charges incurred under this Agreement (which shall count toward the Customer's Total Service Charges); and (b) an "Underutilization Charge" in an amount equal to the difference between 1/12*1 of the AVC for Contract Year 3 and Customer's Total Service Charges during such monthly billing period.

8. Governmental Charges. MCI may adjust its rates and charges or impose additional rates and charges in order to recover amounts it is required or permitted by governmental or quasi-governmental authorities to collect from or pay to others in support of statutory or regulatory programs provided that all such adjustments or additional rates and charges are imposed on Customer in a non-discriminatory manner, consistent with MCl's application of such charges across MCl's commercial customer base ("Governmental Charges"). Examples of such Governmental Charges include, but are not limited to Universal Service funding and compensation payable to payphone service providers for use of their payphones to access MCl's service.

9. Taxes. All Tax-related provisions of the Guide are specifically incorporated by reference herein. In accordance with the Guide, all charges are exclusive of applicable Taxes (as the term is defined in the Guide), which Customer shall pay. However, if applicable, MCI will exempt Customer in accordance with law, effective on the date MCI receives a valid exemption certificate for Customer. If Customer is required by the laws of any foreign tax jurisdiction to withhold income or profit taxes from a payment. Customer will, within ninety (90) days of the date of the withholding, provide MC! with .official tax certificates documenting remittance of the taxes to the relevant tax authorities. The tax certificates must be in a form sufficient to document qualification of the income or profit tax for the foreign tax credit allowable against MCl's U.S. corporation income tax, and accompanied by an English translation. Upon receipt of the tax certificate, MCI will issue Customer a billing credit for the amounts represented thereby.

10. Early Termination Charges. If: (a) Customer terminates this Agreement during the Term for reasons other than Cause or other than to take service under another arrangement with MCI having equal or greater term and volume requirements; or (b) MCI terminates this Agreement for Cause pursuant to the Sections entitled "Termination for Cause" or "Termination by MCI," then Customer will pay, within 30 days after such termination: (i) all accrued but unpaid charges incurred through the date of such termination, plus (ii) an amount equal to the AVC for each Contract Year (and a pro rata portion thereof for any partial Contract Year) remaining in the unexpired portion of the Term on the date of such termination, plus (iii) a pro rata portion of any and all credits received by Customer.

11. Payment Customer agrees to pay MCI for all Services within 30 days of invoice date. Payments must be made at the

EVO/IAA MSA/9/1/2004                                           MCI CONFIDENTIAL

                                                                   Exhibit 10.34

                                       MCI

address designated on the invoice or other such place as MCI may designate in writing to Customer. Amounts not paid on or before 30 days from invoice date shall be considered past due, and Customer agrees to pay a late payment charge equal to the lesser oft (a) one and one-half percent (1.5%) per month, compounded, or (b) the maximum amount allowed by applicable law, as applied against the past due amounts. Customer must give MCI written notice of a dispute with respect to the application of Taxes within six (6) months of the date of the invoice, or with respect to MCI charges within 12 months of the date of invoice or such invoice shall be deemed to be correct and binding on Customer. MCI must give Customer written notice of its intent to seek payment for undercharges within twelve (12) months of the date of the erroneous invoice. Except in cases involving fraud by Customer, or where MCI lacks essential billing information due to circumstances beyond its reasonable control (e.g. MCI has been unable to obtain necessary information from a third party), MCI will invoice previously unbilled (i.e., never billed) charges for service no later than one hundred and eighty (180) days from the end of the monthly billing period in which the charges occurred. In cases involving Customer's fraud, MCI will invoice previously unbilled charges if the invoice date is no later than eighteen (18) months from the end of the monthly billing period in which the charges occurred. MCI will waive any right to invoice Customer for previously unbilled charges beyond the 180 day period described above, subject to the exceptions noted above. Customer shall be liable for the payment of all fees and expenses, including attorney's fees, reasonably incurred by MCI in collecting, or attempting to collect, any charges owed hereunder.

12. Termination for Cause. Either party may terminate this Agreement for Cause. As to payment of invoices, "Cause" shall mean Customer's failure to pay any undisputed portion of an invoice within 15 days after Customer's receipt of notice from MCI that any payment is past due. For all other matters, "Cause" shall mean a breach by the other party of any material provision of this Agreement, provided that written notice of the breach has been given to the breaching party, and the breach has not been cured within 30 days after delivery of such notice.

13. Termination by MCI. MCI may discontinue service and/or terminate this Agreement immediately upon notice to Customer (a) if Customer fails, after MCl's request, to provide a bond or security deposit; or (b) if Customer provides false information to MCI regarding Customer's identity, creditworthiness, or its planned use of the Services. MCI may discontinue service immediately, without notice, if interruption of service is necessary to prevent or protect against fraud or otherwise protect against physical injury to MCl's personnel, or protect MCl's facilities or services from harm. Any bond or security deposit shall be an amount equal to, but not to exceed, three (3) months of estimated usage, and will be based on Customer's actual usage and estimated future usage of services, Customer's payment history and financial solvency.

14. Disconnection of Service. Customer shall provide prior written notice for the disconnection of service, as follows. For service provided exclusively within the United States, Customer must provide 30 days written notice. For all other service, Customer must provide written notice either (a) of sixty (60) days or (b) equal to the cancellation period required by third parties (such as PTTs) for the non-U.S. Mainland portion of the service Customer is canceling, whichever is longer. Disconnection notices must be labeled conspicuously "Disconnect Request." For a service disconnect notice to be effective, Customer must receive a confirmation from MCl's Customer Service organization stating that the disconnect notice was received and accepted. Customer should contact its account representative or Customer Service if it does not receive such confirmation within five (5) business days. Notwithstanding any such termination, Customer will remain liable for any applicable early termination charges set forth in this Agreement.

15. Confidential Information. Commencing on the date Customer executes this Agreement and continuing for a period of five (5) years from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received from the disclosing party or otherwise discovered by the receiving party during the Term, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the disclosing party's technology, business affairs, and marketing or sales plans (collectively the "Confidential Information"). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information, or (e) is required to be disclosed by law, regulation, or court or governmental order or applicable law

16. Further Responsibilities of the Parties. The parties represent and warrant that they are now in compliance with, and covenant that they shall for the duration of this Agreement comply with, all applicable laws and regulations which are applicable to the obligations hereunder. MCI further warrants that the Services shall be performed in a profession?! manner.

17. Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ATTACHMENTS, SCHEDULES OR TARIFFS, MCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MCI SERVICES, RELATED PRODUCTS, EQUIPMENT, SOFTWARE OR DOCUMENTATION. MCI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

18. Disclaimer of Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF TORT, CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

EVG/ IAA MSA/9/1/2004                                          MCI CONFIDENTIAL

                                                                   Exhibit 10.34

                                       MCI

19. LIMITATION OF LIABILITY THE TOTAL LIABILITY OF MCI TO CUSTOMER IN CONNECTION WITH THIS AGREEMENT, FOR ANY AND ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, SHALL BE LIMITED TO THE LESSER OF:
(A) DIRECT DAMAGES PROVEN BY CUSTOMER; OR (B) THE AMOUNT PAID BY CUSTOMER TO MCI UNDER THIS AGREEMENT FOR THE TWO (2) MONTH PERIOD PRIOR TO ACCRUAL OF THE MOST RECENT CAUSE OF ACTION. NOTHING IN THIS SECTION SHALL LIMIT MCl'S LIABILITY: (A) IN TORT FOR ITS WILLFUL OR INTENTIONAL MISCONDUCT; OR (B) FOR BODILY INJURY OR DEATH PROXIMATELY CAUSED BY MCl'S NEGLIGENCE; OR (C) LOSS OR DAMAGE TO REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY MCl'S NEGLIGENCE. THE LIMITATION IN THIS SECTION 19 DOES NOT APPLY TO MCl'S OBLIGATIONS FOR INTELLECTUAL PROPERTY INFRINGEMENT, WHICH ARE SET FORTH IN SECTION 26. NOTHING SET FORTH IN THIS PROVISION SHALL LIMIT THE AMOUNTS CUSTOMER IS OTHERWISE ENTITLED TO UNDER APPLICABLE SERVICE LEVEL GUARANTEES.

20. Assignment. Either party may assign this Agreement or any of its rights hereunder to an Affiliate or successor without the prior written consent of the other party, provided that if Customer assigns this Agreement to an Affiliate or successor, then such affiliate or successor must meet MCl's creditworthiness standards. Any attempted transfer or assignment of this Agreement by either party not in accordance with the terms of this Section shall be null and void.
21. Service Marks. Trademarks and Name. Neither MCI nor Customer shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party's prior written approval.

22. Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to its choice of law principles. Non-U.S. Services shall be subject to applicable local laws and regulations in any countries where such Services originate or terminate, including applicable locally filed Tariffs.

23. Notice. All notices requests, or other communications (excluding invoices) hereunder shall be in writing and either transmitted via overnight courier, electronic mail, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the parties at the following addresses. Except as otherwise provided, notices will be deemed to have been given when received. Customer's notice address is provided on Page 1 of this Agreement unless otherwise noted.

           TO MCI:                      WITH A COPY TO:
           MCI                          MCI
           3300 E. Renner Road          205 N. Michigan Ave.
           Richardson, TX 75081         Suite 700
           Attn: Customer Service       Chicago, IL 60601
           Email: notice@mci.com        Attn: Legal Director
                                        Business Transactions LPP

24. Acceptable Use. Use of MCl's Internet Service(s) and related equipment and facilities must comply with the then- current version of the MCI Acceptable Use Policy ("Policy") for the countries from which Customer uses them (see www.mci.com/terms). MCI reserves the right to suspend or terminate Internet Service effective upon notice for a violation of the Policy. Customer will indemnify and hold harmless MCI from any losses, damages, costs or expenses resulting from any third-party claim or allegation that if true, would constitute a violation of the Policy. Each party will promptly notify the other of any such claim.

25. Domain Names. Customer will indemnify MCI for cost or liability arising from Customer's use of any domain name registered or administered on Customer's behalf that violates the service mark, trademark or other intellectual property rights of any third party. Customer irrevocably waives any claims against MCI that may arise from the acts or omissions of domain name registries, registrars or other authorities. Any violation of this Section is deemed a material breach establishing Cause for termination.

26. Intellectual Property Indemnification. MCI shall at its expense defend Customer through final judgment or settlement of any claim, suit or other demand asserted against Customer by any third party alleging that any Service as delivered by MCI infringes a third party's rights under any United States patent, copyright trademark, or trade secret, and shall indemnify Customer in the amount of any final judgment or settlement of such claim, suit or other demand. MCI shall be under no obligation to defend or indemnify Customer to the extent that such third party claim, suit, or other demand arises out of or relates to: (i) MCl's compliance with Customer's specifications; (ii) a combination of the Service with products or services not provided by MCI or intended by MCI for use with the Service; (iii) a modification of the Service by anyone other than MCI or its authorized agents; (iv) a use of the Service that is inconsistent with the Guide or MCl's written instructions; or (v) information, data, or other content not provided by MCI. To the extent that a third party claim, suit or other demand arising out of one or more conditions stated in (i) through (v) is asserted against MCI, Customer shall at its own expense defend MCI and indemnify MCI in the amount of any final judgment or settlement. With respect to any pending or threatened claim, suit or other demand as to which MCI is the indemnifying party, MCI may in its discretion and at its c-.vr: expense obtain foe Customer the right to continue using the Service or alternatively replace or modify the Service so that it is functionally equivalent but non-infringing. If achievement of the foregoing is not commercially reasonable, MCI may terminate this Agreement, without liability, except for Customer's obligation to pay for Services delivered prior to termination upon 90 days written notice, or, in cases where MCI is enjoined from providing the Services, prior notice if practicable. The indemnifying party shall be excused from its obligations under this Section if the indemnified party fails to (i) provide prompt written notice of the third party claim, suit or other demand to the indemnifying party; (ii) cooperate with all reasonable requests of the indemnifying party, at the Indemnifying party's expense; and/or
(iii) surrender exclusive control to the indemnifying party of the defense and/or settlement of such claim, suit or other demand. This Section provides the sole and exclusive obligations and remedies of the parties in connection with any third party claim, suit or other demand described in this Section or which otherwise asserts a violation of a third party's intellectual property rights.

27. Entire Agreement. This Agreement (and any Attachments and other documents incorporated herein by

EVG/IAA MSA/9/1/2004                                           MCI CONFIDENTIAL

                                                                   Exhibit 10.34

                                       MCI

reference) constitutes the entire agreement between the parties with respect to the Services ordered under this Agreement and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written including, without limitation, the following agreements between the parties and any amendments thereto:

Contract Description        Contract ID
--------------------        -----------
Metro Private Lines           446903-00
Frame Relay                   444113-01
Internet Colocation           375010-01
IP VPN Total Access           366674
IPVPN Remote Access           367046-02

This Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their permitted successors and assigns. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties. Any requirement for a signature in this Agreement or any Amendment may be satisfied by facsimile transmission of an original signature.

28. MCI has implemented and will continue to maintain a commercially-reasonable written information security program intended to (a) prevent, respond to, or otherwise address threats to MCl's network including without limitation unauthorized access to or use of MCl's network devices, and (b) protect the confidentiality and integrity of confidential information that resides on MCl's internal business systems. MCI will cooperate with Customer and provide Customer such non-proprietary information as is reasonably necessary for Customer to assess the security of the Services for purposes of Customer's legal compliance.

29. Insurance Throughout the Term, MCI will maintain, and will require any of its providing Affiliates or subcontractors to maintain, the following insurance coverages:

      (a) Commercial General Liability Insurance covering liability for injury to or death of persons and damage to property at a minimum of One Million dollars $1,000,000) per occurrence and Two Million dollars ($2,000,000) aggregate. The policy will cover (i) contractual liability defined by ISO (bodily injury, property damage) which is assumed under this Agreement (ii) liability which may arise from the use of independent contractors (iii) explosion liability and damages to underground utilities and damage caused by collapse, if the appropriate exposure exists (involving blasting, underpinning, and structural alterations, etc.) (iv) broad form property damage; (v) personal injury liability and (vi) an amendment to pollution exclusion to include damage from heat, smoke and fumes from hostile fire.

      (b) Automobile Liability covering bodily injury and property damage with combined single limit of One Million ($1,000,000)

      (c) Umbrella and/or Excess Liability Insurance of no less than Two Million dollars ($2,000,000) over and in addition to the coverage applying to (a) and (b), above.

      (d) Workers Compensation Insurance not less than statutory limits and Employers Liability Insurance at a minimum of One Million dollars ($1,000,000) per occupational injury or illness.

      (e) All-Risk Property Insurance in an amount not less than replacement cost of MCl's property.

      All insurance policies will be issued by carriers with A.M. Best solvency ratings of at least A-VIII. Customer will be named as an additional insured with respect to all coverages except (d) and e) above. MCl's insurance will be primary and non-contributory to any other policies with respect to their operations. The Commercial General liability insurance will contain the "Amendment of the Pollution Exclusion" endorsement for damage caused by heat smoke or fumes from a hostile fire.

30. Permitted Termination. In the event of a permitted termination under any provision, Attachment or Schedule to this Agreement for which MCI agrees to waive Underutilization charges, the following procedure shall apply. MCI agrees during the remainder of the Term of the Agreement, to waive (i) Early Termination Charges, if incurred by Customer, in an amount equal to the product of the average monthly charges for the terminated service (calculated by averaging Customer's actual charges for the terminated service in the 6 months immediately preceding termination) ("Average Monthly Charges") multiplied by the number of months remaining in the unexpired portion of the Term at the time of Early Termination, of the Agreement and (ii) Underutilization Charges,-if incurred by Customer in the Contract Year in which the termination occurred, in an amount up to the product of the Average Monthly Charges multiplied by the number of months remaining in the Contract Year at the time of termination of the Service and (iii) Underutilization Charges, if incurred by Customer in a subsequent Contract Year, in an amount up to the product of the Average Monthly Charges multiplied by 12.

EVG/IAA MSA/9/1/2004                                           MCI CONFIDENTIAL